Exhibit 99.1

For Immediate Release

Bio-Rad Reports Second-Quarter 2013 Financial Results

HERCULES, CA - August 6, 2013 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2013.

Second-quarter reported revenues were $525.3 million, up 2.9 percent compared to $510.4 million reported for the second quarter of 2012. These results include $6.2 million of sales resulting from the Company's acquisition of AbD Serotec in January 2013. On a currency-neutral basis, quarterly revenues increased 4.0 percent compared to the same period last year. Second-quarter gross margin was 57.1 percent compared to 56.4 percent reported during the same quarter last year.

Net income for the second quarter of 2013 was $34.7 million compared to $48.3 million reported for the second quarter of 2012. Second-quarter earnings for 2013 were $1.20 per share on a fully diluted basis versus $1.69 per share reported for the same period last year.

On a reported basis, year-to-date revenues were up 2.8 percent to $1,025.0 million compared to $996.7 million for the first two quarters of 2012. On a currency-neutral basis, revenues grew 3.8 percent.

Year-to-date net income for 2013 was $54.2 million, or $1.88 per share on a fully diluted basis, compared to $79.3 million, or $2.78 per share, respectively, during the same period in 2012.

The lower net income in both the second quarter and year-to-date of 2013, when compared to the second quarter and year-to-date of 2012, was primarily driven by higher SG&A, largely due to employee expenses associated with acquisitions and investment in new systems as well as certain events that occurred in the first half of 2012 that favorably affected results in 2012. These favorable events in 2012 include an $8.1 million reduction in the valuation of the contingent consideration associated with the QuantaLife acquisition and the receipt of certain foreign receivables that had been previously reserved, both of which occurred during the second quarter of 2012, as well as higher realized gains on the sale of equity investments during the first half of 2012.

“In spite of continued softness in some markets and currency headwinds in the short term, we continue our investment in new products and systems,” said Norman Schwartz, Bio-Rad Chief Executive Officer.

“These investments build on our technology base and will provide us with greater operating leverage for the future.”

Life Science
Life Science segment net sales for the second quarter of 2013 were $170.4 million, up 4.9 percent compared to the same period last year. On a currency-neutral basis, Life Science segment net sales increased by 6.2 percent compared to the same quarter last year. This performance was driven by sales of antibodies and reagents resulting from the Company's acquisition of AbD Serotec in the first quarter of 2013 as well as sales of Bio-Rad's Droplet Digital™ PCR product line. During the quarter, the Company introduced the S3™ cell sorter, an easy-to-use, automated and affordable benchtop cell sorter designed for both core facilities and individual research labs.
Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter of 2013 were $351.5 million, up 2.2 percent compared to the same quarter last year. On a currency-neutral basis, net sales increased 3.2 percent. These results reflect growth across most product lines most notably from quality controls, diabetes, and the BioPlex® 2200 System. Strength in Latin America, Asia Pacific, and China helped to offset weakness in Western Europe. During the quarter, the Company launched the Geenius™ HIV 1/2 Confirmatory for markets outside the U.S. The Geenius HIV 1/2 Confirmatory is a complete system that offers several advantages over classic confirmatory methods.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 6, 2013. Interested parties may access the call by dialing 800-706-7741 (in the U.S.) or 617-614-3471 (international), access number 98652830.

A live webcast of the conference call may be accessed in the Investor Relations section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 12335512, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site and may be accessed in the Investor Relations section.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has been at the center of scientific discovery for 60 years, manufacturing and distributing a broad range of products for life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and industry customers through its global network of operations. The company employs approximately 7,600 people worldwide and had revenues exceeding $2 billion in 2012. Visit us at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$525,321	$510,422	$1,024,993	$996,699
Cost of goods sold	225,220	222,522	453,480	430,217
Gross profit	300,101	287,900	571,513	566,482
Selling, general and administrative expense	195,331	162,256	381,248	333,549
Research and development expense	53,224	52,336	105,165	105,259
Income from operations	51,546	73,308	85,100	127,674
Interest expense	11,664	12,401	22,641	25,597
Foreign exchange losses, net	865	1,619	2,393	3,060
Other (income) expense, net	(8,644)	(6,731)	(10,044)	(13,181)
Income before income taxes	47,661	66,019	70,110	112,198
Provision for income taxes	(12,987)	(17,454)	(15,916)	(32,689)
Net income including noncontrolling interests	34,674	48,565	54,194	79,509
Net income attributable to noncontrolling interests	—	(222)	(21)	(161)
Net income attributable to Bio-Rad	$34,674	$48,343	$54,173	$79,348

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$1.22	$1.71	$1.90	$2.81
Weighted average common shares - basic	28,538	28,250	28,516	28,226

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$1.20	$1.69	$1.88	$2.78
Weighted average common shares - diluted	28,868	28,610	28,843	28,582

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$366,999	$463,388
Short-term investments	467,433	457,685
Accounts receivable, net	395,974	398,739
Inventories, net	484,667	448,370
Other current assets	187,963	161,750
Total current assets	1,903,036	1,929,932

Property, plant and equipment, net	418,530	416,938
Goodwill, net	501,496	495,418
Purchased intangibles, net	277,305	260,939
Other assets	382,454	333,526
Total assets	$3,482,821	$3,436,753

Current liabilities:
Accounts payable	$129,119	$130,867
Accrued payroll and employee benefits	118,782	135,955
Notes payable and current maturities of long-term debt	1,693	1,750
Income and other taxes payable	25,898	32,299
Other current liabilities	155,752	169,049
Total current liabilities	431,244	469,920

Long-term debt, net of current maturities	732,800	732,414
Other long-term liabilities	247,835	223,149
Total liabilities	1,411,879	1,425,483

Bio-Rad stockholders’ equity	2,070,942	2,010,735
Noncontrolling interests	—	535
Total stockholders’ equity	2,070,942	2,011,270
Total liabilities and stockholders’ equity	$3,482,821	$3,436,753

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$1,006,345	$1,008,515
Cash paid to suppliers and employees	(910,801)	(835,174)
Interest paid	(24,681)	(24,101)
Income tax payments	(42,102)	(47,619)
Other operating activities	10,427	7,281
Net cash provided by operating activities	39,188	108,902
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(79,383)	(18,589)
Other investing activities	(63,691)	(218,249)
Net cash used in investing activities	(143,074)	(236,838)
Cash flows from financing activities:
Payments on long-term borrowings	(123)	(367)
Other financing activities	7,061	6,886
Net cash provided by financing activities	6,938	6,519
Effect of foreign exchange rate changes on cash	559	3,673
Net decrease in cash and cash equivalents	(96,389)	(117,744)
Cash and cash equivalents at beginning of period	463,388	574,231
Cash and cash equivalents at end of period	$366,999	$456,487

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$54,194	$79,509
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	68,211	62,749
Changes in working capital	(89,563)	(25,426)
Other	6,346	(7,930)
Net cash provided by operating activities	$39,188	$108,902